Exhibit 99.1

Press Release

BayCom Corp Reports 2018 Second Quarter Earnings of $4.3 Million

WALNUT CREEK, Calif.--(Business Wire)—BayCom Corp (the “Company”), (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $4.3 million, or $0.45 per diluted share, for the second quarter of 2018 compared to $1.5 million, or $0.23 per diluted share, for the second quarter of 2017, and earnings of $4.1 million, or $0.54 per diluted share, for the first quarter of 2018. The increase in earnings during the second quarter of 2018 compared to the same quarter last year was primarily due to increases in net interest income and other non-interest income as a result of two acquisitions in 2017. The second quarter of 2017 net income also was reduced by $2.3 million for merger-related expenses related to our acquisition of First ULB Corp., which, net of tax benefit, reduced net income for the quarter by $0.23 per diluted share. The increase in earnings during the second quarter of 2018 compared to the prior quarter was primarily due to an increase in net interest income resulting from an increase in the average balance of loans outstanding and an increase in other non-interest income, partially offset by higher non-interest expenses. The Company had net income of $8.4 million for the six months ended June 30, 2018, or $0.99 per diluted common share, compared to $2.9 million, or $0.49 per diluted common share, for the six months ended June 30, 2017. Net income for the quarter and six months ended June 30, 2018 increased as a result of a decrease in the effective tax rate compared to the same period in 2017 primarily due to the impact of the Tax Cuts and Jobs Act enacted in December 31, 2017, which lowered the corporate income tax rate from 35% to 21%.

The Company completed its initial public offering on May 8, 2018 with the issuance of 3,278,900 shares of common stock at a price to the public of $22.00 per share for net proceeds of approximately $66.8 million. The shares began trading on the Nasdaq Global Select Market on Friday, May 4, 2018, under the ticker symbol “BCML.”

Second Quarter 2018 Performance Highlights:

•	Total assets increased to $1.35 billion at June 30, 2018 compared to $1.16 billion at June 30, 2017 and $1.24 billion at March 31, 2018. The increase was the result of the Plaza Bank merger in 2017 and organic growth.

•	Loans, net of allowance for loan losses and deferred fees, totaled $908.8 million at June 30, 2018, compared to $854.6 million at June 30, 2017 and $886.2 million at March 31, 2018.

•	Deposits increased to $1.14 billion at June 30, 2018 compared to $1.03 billion at June 30, 2017 and $1.10 billion at March 31, 2018. Non-interest bearing deposits represented 30.4% of total deposits at June 30, 2018 compared to 30.2% at June 30, 2017 and 29.1% at March 31, 2018.

•	Non-accrual loans represented 0.10% of total loans as of June 30, 2018, compared to 0.04% June 30, 2017 and 0.03% of total loans as of March 31, 2018.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2018.

George J. Guarini, President and Chief Executive Officer of the Company stated, “We are very pleased to report our second quarter earnings, our first earnings results as a public company following our initial public offering and listing on the Nasdaq Global Select Market. The net proceeds and listing of our common stock strengthens us for both organic growth and growth through acquisitions. We are actively looking for new opportunities to continue to expand our geographical market reach, build market penetration, and add value for our clients and increase earnings per share for our shareholders.”

Earnings

Net interest income increased to $12.6 million for the second quarter of 2018 compared to $9.6 million in the same quarter a year ago and was $12.4 million in the preceding quarter. The increase in net interest income was primarily due to an increase in average interest earning assets largely related to our two bank acquisitions in 2017, partially offset by a decrease in the accretion of purchase accounting adjustments on acquired loans. Average interest earning assets increased $323.7 million or 35.8% for the three months ended June 30, 2018 compared to the same period in 2017, largely due to our two bank acquisitions during 2017. Interest income on loans for the quarters ended June 30, 2018 and June 30, 2017 included $644,000 and $633,000, respectively, in accretion of purchase accounting fair value adjustments on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts, compared to $1.2 million for the quarter ended March 31, 2018. The net discount on these purchased loans was $7.1 million, $9.3 million, and $7.7 million at June 30, 2018, June 30, 2017 and March 31, 2018, respectively.

The Company’s net interest margin was 4.11% for the second quarter of 2018 compared to 4.27% for the second quarter a year ago, and 4.28% the preceding quarter. The decrease in net interest margin during the second quarter of 2018 compared to the same quarter a year earlier is the result of a lower yield on loans and an increase in lower yielding cash and investments partially offset by a lower cost of funds. Net interest margin is enhanced by the amortization of acquisition accounting discounts on loans acquired in the acquisitions. Accretion of acquisition accounting discounts on loans and the recognition of revenue from purchase credit impaired loans in excess of discounts increased our net interest margin by 19 basis points, 26 basis points and 41 basis points during the second quarter of 2018, second quarter of 2017, and the first quarter of 2018, respectively. Our average yield on loans for the second quarter of 2018 was 5.40% compared to 5.54% for the same quarter last year. Our average cost of funds for the second quarter of 2018 was 0.57% down from 0.68% for the second quarter of 2017.

Non-interest income for the second quarter of 2018 increased $454,000, or 27.9%, to $2.1 million from $1.6 million in the same quarter in 2017, and $357,000, or 20.7%, from $1.7 million in the previous quarter. The increase compared to the prior quarters primarily relates to the recognition of benefits received under two Bank owned life insurance policies.

Non-interest expense for the second quarter 2018 totaled $8.7 million, an increase of $268,000, or 3.2%, compared to $8.4 million for the second quarter of 2017, and $533,000, or 6.6%, compared to $8.1 million for the first quarter of 2018. The second quarter of 2018 included $600,000 write-down of acquired office facilities held-for-sale which is reflected in other miscellaneous non-interest expense. The second quarter of 2017 included $2.3 million of merger related expenses associated with our acquisition of First ULB Corp. Non-interest expenses in 2018 compared to prior periods increased primarily due to increased operating expenses resulting from our acquisitions and organic growth in 2017, including an increase in salary and benefits associated with the increased number of employees, an increase in occupancy expense associated with additional branch offices and an increase in data processing charges as a result of higher transaction volume.

Loans and Credit Quality

Gross loans increased $54.7 million, or 6.4%, to $913.4 million at June 30, 2018, from $858.7 million at June 30, 2017 and increased $22.6 million, or 2.5%, as compared to $890.8 million at March 31, 2018. The increase in loans from the comparable period in 2017 was primarily due to the Plaza Bank merger in the second half of 2017. Higher loan originations during the three months ended June 30, 2018, compared to the three months ended June 30, 2017 and March 31, 2018 also contributed to the increase in gross loans. Loan originations in the second quarter of 2018 were spread throughout our markets with the majority focused in Solano, Contra Costa and San Mateo Counties, with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter. Loan originations for quarter ended June 30, 2018 totaled $42.3 million compared to $28.7 million during the second quarter of 2017 and $29.2 million during the first quarter 2018.

Non-accrual loans totaled $932,000, or 0.10% of total loans, compared to $368,000, or 0.04% of total loans, at June 30, 2017 and $229,000, or 0.03% of total loans, at March 31, 2018. The increase in non-accrual loans from a year ago and the prior quarter primarily related to the migration of three loans to non-accrual status. At June 30, 2018, $456,000 of our non-accrual loans are guaranteed by government agencies. At June 30, 2018, accruing loans past due 30 to 89 days totaled $2.7 million compared to $654,000 at June 30, 2017 and $1.6 million at March 31, 2018. At June 30, 2018, accruing loans past due more than 90 days totaled $122,000 compared to none at both June 30, 2017 and March 31, 2018.

At June 30, 2018, our allowance for loan losses was $4.6 million, or 0.50% of total loans, compared to $4.1 million, or 0.47% of total loans, at June 30, 2017 and $4.6 million, or 0.52% of total loans, at March 31, 2018. The allowance for loan losses plus the discount recorded on acquired loans totaled $11.7 million, representing 1.28% of total loans at June 30, 2018 compared to $13.3 million or 1.54% of total loans at June 30, 2017 and $12.3 million or 1.36% of total loans at March 31, 2018. Included in the carrying value of loans are net discounts on acquired loans as they are carried at their estimated fair value on the date on which they were acquired. As of June 30, 2018, acquired loans net of their discounts totaled $371.1 million compared to $386.2 million at June 30, 2017 and $378.1 million at March 31, 2018. The provision for loan losses recorded in the second quarter of 2018 totaled $243,000 compared to $144,000 for the same quarter in 2017 and $254 ,000 for the first quarter of 2018.

Deposits and Borrowings

Deposits totaled of $1.14 billion at June 30, 2018 compared to $1.03 billion at June 30, 2017, and $1.10 billion at March 31, 2018. The increase in deposits from the same quarter a year ago was primarily attributable to the $54.2 million of deposits acquired in connection with our Plaza Bank acquisition in November 2017, and to a slightly lesser extent, organic growth. Non-interest bearing deposits totaled $346.2 million, or 30.4% of total deposits, at June 30, 2018 compared to $311.5 million, or 30.2% of total deposits, at June 30, 2017, and $320.1 million, or 29.1% of total deposits, at March 31, 2018.

At June 30, 2018, borrowings totaled $5.4 million compared to $11.4 million at both June 30, 2017 and March 31, 2018. During the second quarter 2018 we repaid $6.0 million in long-term secured borrowings out of the net proceeds from our initial public offering. The $5.4 million of borrowing, net carrying value, at June 30, 2018, is related to junior subordinated debentures assumed in connection with our acquisition of First ULB Corp. in April 2017.

Shareholders’ Equity

Total shareholders’ equity increased to $193.6 million at June 30, 2018 from $104.0 million at June 30, 2017, and $122.6 million at March 31, 2018. The increase in shareholders’ equity during the second quarter of 2018 compared to the second quarter of 2017 also included, in addition to the common stock issued in our initial public offering of $66.0 million, net of expenses and underwriting commissions, the issuance of common stock totaling $12.0 million in connection with our acquisition of Plaza Bank during the fourth quarter of 2017.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; changes in the regulatory and tax environments in which the Company operates, including the impact of the "Tax Cuts and Jobs Act" (the "TCA") on the Company's deferred tax asset, and the anticipated impact of the TCA on the Company's future earnings; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission ("SEC"), including our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 4, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC that are available on our website at unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2018	2018	2017	2018	2017
Performance Ratios:
Return on average assets	1.32%	1.31%	0.62%	1.29%	0.71%
Return on average equity	13.34%	13.27%	6.22%	13.40%	6.65%
Yield on earning assets	4.49%	4.67%	4.75%	4.57%	4.68%
Rate paid on interest bearing liabilities	0.57%	0.59%	0.69%	0.58%	0.74%
Interest rate spread	3.92%	4.08%	4.06%	4.00%	3.94%
Net interest margin	4.11%	4.28%	4.27%	4.19%	4.17%
Dividend payout ratio	-	-	-	-	-
Loan to deposit ratio	80.25%	81.07%	83.23%	80.25%	83.23%
Efficiency ratio	58.95%	57.46%	74.39%	58.95%	74.39%
Charge-offs/(recoveries), net	$243	$(131)	$(5)	$112	$(12)

Per Share Data:
Shares outstanding at end of period	10,869,275	7,512,227	6,842,701	10,869,275	6,842,701
Average diluted shares outstanding	9,467,431	7,512,227	6,421,078	8,495,230	5,949,373
Diluted earnings per share	$0.45	$0.54	$0.23	$0.99	$0.49
Book value per share	17.82	16.32	15.20	17.82	15.20

Asset Quality Data:
Non-performing assets to total assets	0.07%	0.02%	0.03%
Non-performing loans to total loans	0.10%	0.03%	0.04%
Allowance for loan losses to non-performing loans	493.56%	2008.73%	1107.34%
Allowance for loan losses to total loans	0.50%	0.52%	0.47%
Classified assets (graded substandard and doubtful)	$7,906	$8,705	$7,164
Total accruing loans 30-89 days past due	2,673	1,112	654
Total loans 90 days past due and still accruing	122	-	-

Capital Ratios:
Tier 1 leverage ratio - Bank	9.46%	9.49%	8.65%
Common equity tier 1 - Bank	13.46%	13.31%	11.75%
Tier 1 capital ratio - Bank	13.46%	13.31%	11.75%
Total capital ratio - Bank	14.00%	13.88%	12.28%
Equity to total assets at end of period	14.39%	9.87%	9.00%

Loans:
Real estate	$803,192	$782,765	$760,515
Non-real estate	116,083	115,241	107,093
Loans held for sale	334	250	-
Non-accrual loans	932	229	368
Mark to fair value at acquisition	(7,144)	(7,656)	(9,261)
Total Loans	$913,397	$890,829	$858,715

Other Data:
Number of full service offices	17	18	18
Number of full-time equivalent employees	165	158	152

BAYCOM CORP

STATEMENT OF CONDITION (UNAUDITED)

At June 30, 2018, March 31, 2018, and June 30, 2017

(Dollars in thousands)

	June 30, 2018	March 31, 2018	June 30, 2017
Assets
Cash and due from banks	$318,267	$255,551	$205,447
Investments available for sale	64,132	46,159	44,308
Loans held for sale	334	250	-
Loans, net of deferred fees	913,063	890,579	858,715
Allowance for loans losses	(4,600)	(4,600)	(4,075)
Bank premises and equipment, net	7,773	8,279	8,527
Cash surrender value of Bank owned life insurance policies, net	16,510	17,211	13,026
Core deposit premium, net	4,194	4,483	4,942
Goodwill	10,365	10,365	9,126
Interest receivable and other assets	15,634	13,556	15,927
Total assets	$1,345,672	$1,241,833	$1,155,943

Liabilities and Shareholders' Equity
Liabilities
Deposits
Non-interest bearing	$346,166	$320,104	$311,522
Interest bearing:
Transaction accounts and savings	428,245	409,533	376,953
Premium money market	143,177	149,562	146,784
Time Deposits	220,580	219,574	196,522
Total deposits	$1,138,168	$1,098,773	$1,031,781
Other borrowings	-	6,000	6,000
Junior subordinated deferred interest debentures, net	5,417	5,402	5,357
Salary continuation plan	3,206	4,107	3,922
Interest payable and other liabilities	5,241	4,983	4,865
Total liabilities	$1,152,032	$1,119,265	$1,051,925

Shareholders' Equity

Common stock, no par value	$148,809	$81,740	$69,394
Retained earnings	45,185	40,897	34,522
Accumulated other comprehensive (loss) income	(354)	(69)	102
Total shareholders' equity	193,640	122,568	104,018
Total liabilities and shareholders' equity	$1,345,672	$1,241,833	$1,155,943

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except earnings per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Interest income
Interest Income - non-real estate	$1,452	$1,399	$1,305	$2,851	$2,278
Interest Income - real estate	9,977	9,654	8,130	19,631	13,606
Interest on investment securities	350	364	481	714	759
Interest on Federal funds sold and other bank deposits	1,328	907	138	2,235	255
Mark to market accretion and net fee amortization	644	1,228	663	1,872	1,221
Total interest income	$13,751	$13,552	$10,717	$27,303	$18,119
Interest expense
Interest on transaction accounts	489	453	466	942	918
Interest on time deposits	536	526	505	1,062	972
Interest on borrowings	126	159	101	285	101
Total interest expense	$1,151	$1,138	$1,072	$2,289	$1,991
Net interest income	12,600	12,414	9,645	25,014	16,128
Provision for loan losses	243	254	144	497	287
Net interest income after provision for loan losses	$12,357	$12,160	$9,501	$24,517	$15,841
Non-interest income
Loan fee income	274	245	253	519	310
Service charge income	77	87	60	164	108
Other fees and service charges	392	359	239	751	334
Gain on sale of loans	548	651	875	1,199	1,275
Other Income	792	384	202	1,176	338
Total non-interest income	$2,083	$1,726	$1,629	$3,809	$2,365
Non-interest expense
Salaries and benefits	4,547	4,914	3,947	9,461	7,029
Occupancy	1,268	975	790	2,243	1,359
Professional	557	341	461	898	591
Insurance	107	158	122	265	200
Data processing	615	708	2,074	1,323	2,434
Office	329	383	310	712	477
Marketing	248	211	156	459	211
Core deposit premium	290	289	213	579	296
Net loan default expenses	3	41	127	44	178
Other miscellaneous	692	103	187	795	250
Total non-interest expense	$8,656	$8,123	$8,387	$16,779	$13,025
Income before provision for income taxes	5,784	5,763	2,743	11,547	5,181
Provision for income taxes	1,496	1,694	1,241	3,190	2,263
Net income	$4,288	$4,069	$1,502	$8,357	$2,918
Net income per common share:
Basic	$0.45	$0.54	$0.23	$0.99	$0.49
Diluted	$0.45	$0.54	$0.23	$0.99	$0.49
Weighted average shares used to compute net income per common share:
Basic	9,467,431	7,512,227	6,421,078	8,495,230	5,949,373
Diluted	9,467,431	7,512,227	6,421,078	8,495,230	5,949,373

Comprehensive income:
Net income	$4,288	$4,069	$1,502	$8,357	$2,918
Other comprehensive income:
Change in net unrealized (loss) gain on available-for-sale securities	(405)	(401)	9	(806)	24
Deferred tax expense (benefit)	120	119	(3)	239	(10)
Other comprehensive (loss) income, net of tax	(285)	(282)	6	(567)	14
Comprehensive income	$4,003	$3,787	$1,508	$7,790	$2,932

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in Thousands)
	June 30,	March 31,	June 30,
	2018	2018	2017
Non-GAAP Data:
Total common shareholders' equity	$193,640	$122,568	$104,018
less: Goodwill and other intangibles	14,559	14,848	14,068
Tangible common shareholders' equity	$179,081	$107,720	$89,950

Total assets	$1,345,672	$1,241,833	$1,155,943
less: Goodwill and other intangibles	14,559	14,848	14,068
Total tangible assets	$1,331,113	$1,226,985	$1,141,875

Tangible equity to tangible assets	13.45%	8.78%	7.88%
Average equity to average assets	9.90%	9.87%	10.03%
Tangible book value per share	$16.48	$14.34	$13.15

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp